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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported):
                            April 19, 1995


                         AMERITECH CORPORATION
        (Exact name of registrant as specified in its charter)

                               Delaware
            (State of other jurisdiction of incorporation)


    1-8612                                        36-3251481
Commission File Number                   IRS Employer ID No.


            30 South Wacker Drive, Chicago, Illinois 60606
               (Address of principal executive offices)

   Registrant's telephone number, including area code: (312)750-5000

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Item 7. Financial Statements and Exhibits

       Ameritech Corporation's (Ameritech) first quarter results showed continued momentum as profits rose to $578.9 million or $1.05 a share, up from $43.8 million or 8 cents a share a year ago.

       Excluding adjustments related to work force restructuring, profits rose 11.2% to $418.8 million, up from $376.6 million, while earnings per share increased 10.1% from 69 cents to 76 cents. These adjustments reflect an after-tax gain of $160.1 million or 29 cents a share in the first quarter of 1995 for settlement gains associated with lump sum pension payments and an after-tax charge of $322.8 million or 61 cents a share in the first quarter of 1994 for work force restructuring. Costs and expenses rose only 2.5% in the first quarter of 1995.

       First-quarter revenues of more than $3.1 billion were propelled by:

     o A 3.8% increase in access lines, up 681,000 to a total of 18.4 million lines.

     o A 50.9% increase in cellular customers, up 483,000 to 1.43 million.

     o Solid growth of 6.9% in network access minutes of use.

       Despite price reductions of $53 million that were triggered by new alternative state regulations, Ameritech revenues grew nearly $112 million or 3.7% to more than $3.1 billion in the first quarter.

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              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            (Dollars in millions, except per share amounts)

                                         Three Months Ended
                                              March 31             %
                                       1995 (1)      1994 (1)    Change
                                      ---------     ---------    ------
                                     (Unaudited)   (Unaudited)

Revenues                               $3,145.7      $3,033.9      3.7%
Operating expenses (2) (3)              2,156.7       2,893.0   (25.5)%
                                       --------      --------
Operating income                          989.0         140.9    601.9%
Other (income) expense, net               (33.6)        (30.1)    11.6%
Interest expense                          117.9         102.4     15.1%
                                       --------      --------
Income before income taxes                904.7          68.6      n/m
Income taxes                              325.8          24.8      n/m
                                       --------      --------
Net income                             $  578.9      $   43.8      n/m
                                       --------      --------

Average common shares
   outstanding  (000)                   552,269       547,347      0.9%

Earnings per common share                 $1.05         $0.08      n/m

Dividends declared per
   common share                           $0.50         $0.48      4.2%

(1) Income before one-time items rose 11.2 percent to $418.8 million from $376.6 million in the first quarter 1994. Earnings per share before one-time items grew 10.1 percent to $0.76 per share, up from $0.69 per share in the first quarter of 1994. See notes (2) and (3) for details of one-time items.

(2) 1995 results include a $256.3 million pretax net credit ($160.1 after-tax or $0.29 per share) related to net settlement gains associated with lump-sum pension payments from the nonmanagement pension plan to former employees, related to the work force restructuring program.

(3) 1994 results include a $530.0 million pretax charge ($332.8 million after-tax or $0.61 per share) related to work force restructuring.

n/m - not meaningful


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                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Dollars in millions)


                                                                Change
                                                                 from
                                     March 31,    Dec. 31,     Dec. 31,
                                        1995        1994         1994
                                     --------     --------     --------
ASSETS                               (Unaudited)
- ------
Current assets                        $ 2,718.1   $ 2,890.6    $ (172.5)
Property, plant and equipment, net     13,315.7    13,454.5      (138.8)
Investments, primarily international    1,227.0     1,197.0        30.0
Other assets and deferred charges       2,751.8     2,404.7       347.1
                                      ---------   ---------    --------
Total assets                          $20,012.6   $19,946.8    $   65.8
                                      ---------   ---------    --------


LIABILITIES AND SHAREOWNERS' EQUITY
- -----------------------------------

Debt maturing within one year         $ 1,644.0   $ 1,898.3    $ (254.3)
Other current liabilities               3,016.5     3,257.8      (241.3)
Long-term debt                          4,564.7     4,447.9       116.8
Deferred credits and
   other long-term liabilities          4,311.4     4,287.7        23.7
Shareowners' equity                     6,476.0     6,055.1       420.9
                                      ---------   ---------    --------
Total liabilities and
   shareowners' equity                $20,012.6   $19,946.8    $   65.8
                                      ---------   ---------    --------



                 SELECTED FINANCIAL AND OPERATING DATA
                              (Unaudited)
                         (Dollars in millions)


                                       March 31,    March 31,      %
                                         1995          1994      Change
                                       ---------    ---------    ------
Debt ratio                                48.9%         45.8%      n/m
Customer lines (000's)                  18,442        17,761       3.8%
Employees                               62,094        67,229     (7.6)%
Telephone company employees             52,241        59,063    (11.6)%
Customer lines per telephone
   company employee                        353           301      17.3%

Return on average equity - annualized     36.6%          2.2%      n/m
Return on average total
   capital - annualized                   21.2%          3.6%      n/m
Construction activity                   $365.0        $437.5    (16.6)%


n/m - not meaningful


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                               SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: April 19,1995
                                   AMERITECH CORPORATION

                                   By /s/ Bruce B. Howat
                                   Bruce B. Howat
                                   Secretary